Filed Pursuant to Rules 424(b)(3)
                                                      and 424(c) of Regulation C
                                                   of the Securities Act of 1933

                                                     Registration No. 333-113649



                           SOUTHWEST COMMUNITY BANCORP
                                   SUPPLEMENT
                                       TO
                     REOFFER PROSPECTUS DATED MARCH 16, 2004


     This Supplement to Reoffer Prospectus (this "Supplement") covers the resale by Richard T. L Chan (the "Selling Shareholder"), a director of Southwest Community Bancorp (the "Company"), of 8,400 shares of the Company's common stock, no par value per share (the "Common Stock"), acquired pursuant to that certain stock option agreement executed by and between the Company and the Selling Shareholder (the "Stock Option Agreement") in connection with the Southwest Community Bancorp 2002 Stock Option Plan (the "Plan").

     The Company's Common Stock is quoted on the National Association of Securities Dealers Automated Quotation - Small Cap Market System (the "NASDAQ-SCM") under the trading symbol "SWCB." The last sales price for the Common Stock as so reported on June 14, 2005 was $34.49 per share. The Company will not receive any of the proceeds from the sale of shares of the Common Stock by the Selling Shareholder.

     In 2004, a total of 12,500 shares of Common Stock, acquired upon exercise of options granted under the Plan, were sold by an executive officer of the Company pursuant to a Supplement to Reoffer Prospectus filed with the Securities and Exchange Commission (the "SEC").

     Copies of Supplements to Reoffer Prospectus covering resales as filed with the SEC are available to the public for inspection at the SEC's Web site at www.sec.gov.

                              PLAN OF DISTRIBUTION

     The Company has been notified that 8,400 shares of the Common Stock will be sold through T. D. Waterhouse, a licensed broker, on the NASDAQ-SCM at market on or about June 15, 2005. Other than as disclosed herein, there are no other material terms concerning the proposed sale.



                  The date of this Supplement is June 15, 2005.